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Exhibit 10q-9

AMENDMENT TO THE BELLSOUTH PERSONAL
RETIREMENT ACCOUNT PENSION PLAN

    WHEREAS, BellSouth Corporation (the "Company") sponsors the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated effective January 1, 1998, and subsequently amended from time to time; and

    WHEREAS, pursuant to section 15.01 of the Plan, the BellSouth Employees' Benefit Claim Review Committee (the "Committee") is authorized to adopt nonmaterial amendments to the Plan; and

    WHEREAS, the Committee approved all of the following revisions to the Plan document at its February 11, 2000 meeting, and authorized appropriate officers of the Company to do such further acts and to execute such documents as may be necessary or advisable to effectuate the purposes of such approvals; and

    WHEREAS, the Committee desires to revise the language of the Plan document to clarify:

  (i)
  that participants who first become eligible for a service pension in 1998 and who retire on or after January 1, 1998 and before January 1, 2000, the benefit payable shall be derived from the Participant's December 31, 1997 account balance (prior to the one-time increase), credited with service credits, supplemental credits, additional credits, and interest credits;

  (ii)
  that the lump sum option is not available for disability pensions; and

  (iii)
  the use of GATT assumptions in the calculation of minimum account balances before and after January 1, 2000.

    NOW, THEREFORE, the Committee hereby approves the following amendments of the Plan.

1.

    Section 6.02 of the Plan is amended by deleting the first sentence of subparagraph 6.02(a)(iii) and substituting therefor the following:

    "With respect to a Participant who first becomes eligible for a service pension in 1998 and who retires on or after January 1, 1998 and before January 1, 2000, the benefit payable shall be derived from the Participant's December 31, 1997 account balance (prior to the one-time increase), credited with service credits, supplemental credits, additional credits, and interest credits at the rate of 4 percent per year, compounded annually, and converting such amount to a lifetime annuity using the appropriate factor from the table set forth in Appendix C, which shall be based on the BellSouth Management Mortality Tables."

2.

    Section 6.02(b) of the Plan is amended by adding at the end thereof the following:

    "The disability pension is not payable as a lump sum settlement under the provisions of Section 7.08."

3.

    Section 7.08 of the Plan is amended by deleting subparagraph 7.08(d)(ii) in its entirety and substituting therefor the following:

    "For a Participant whose Pension Commencement Date occurs before January 1, 2000, the monthly benefit based on the Minimum Account Balance, calculated in accordance with subparagraph 6.02(a)(ii)."

4.

    Section 7.08 of the Plan is amended by adding subparagraph 7.08(e)(iii) as follows:

    "For a Participant whose Pension Commencement Date occurs on or after January 1, 2000, the monthly benefit based on the Minimum Account Balance, calculated in accordance with subparagraph 6.02(a)(ii)."

5.

    Any other provisions of the Plan not amended herein shall remain in full force and effect.

    This Amendment shall be effective as of February 11, 2000.

                        By: /s/ RICHARD D. SIBBERNSEN

                            Richard D. Sibbernsen
                        Vice President—Human Resources

                        Date: December 15, 2000

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